Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of FONAR Corporation and Subsidiaries on Form S-8 File No. 333-168771 of our report dated October 12, 2021 with respect to our audits of the financial statements of FONAR Corporation and Subsidiaries as of June 30, 2021 and 2020 and for each of the two years in the period ended June 30, 2021 appearing in this Annual Report on Form 10-K of FONAR Corporation and Subsidiaries for the year ended June 30, 2021.

/s/ Marcum llp

Marcum llp

New York, New York

October 12, 2021